UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

WALKER & DUNLOP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,

Walker & Dunlop, Inc. (the “Company,” “we” or “our”) is holding its 2026 annual meeting of stockholders on Tuesday, May 19, 2026 (the “Annual Meeting”). On behalf of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”), I am writing to ask for your support at the Annual Meeting by voting according to the Board’s recommendations on all proposals.

In particular, we request you approve our say-on-pay proposal by voting “FOR” Proposal 3 for the reasons set forth in our proxy statement and in this letter.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote prior to the meeting by following the instructions contained in the proxy materials you previously received.

While Glass Lewis, a proxy advisor, issued a report recommending that shareholders vote “FOR” Walker & Dunlop’s Say-on-Pay Proposal, it has come to our attention that Institutional Shareholder Services (“ISS”), another proxy advisor, has recommended stockholders vote against our say-on-pay proposal due to concerns regarding a one-time, multi-year award that we granted to our CEO (the “Value Creation Award”). The information below is intended to provide stockholders with a better understanding of the Company’s executive compensation program, including the Compensation Committee’s rationale for the one-time Value Creation Award.

The Board and the Compensation Committee remain committed to an executive compensation philosophy grounded in pay-for-performance, alignment with stockholder interests, executive retention, and long-term value creation. Stockholders have overwhelmingly supported the design of our executive compensation program, as evidenced by our 97% average Say-on-Pay support level over the preceding five-year period, and we ask for your continued support this year.

CEO Outperformance Value Creation Award

The Compensation Committee approved the Value Creation Award only after extensive consideration of stockholder alignment, retention objectives, and long-term value creation. The Compensation Committee believes the Value Creation Award strongly aligns CEO compensation with long-term stockholder value creation and requires exceptional and sustained stock price performance in order to generate any payout. The Value Creation Award directly aligns the CEO’s compensation opportunity with sustained long-term stockholder returns while also supporting executive retention.

Importantly, the award may only be earned if:

•	the Company’s annualized TSR exceeds the S&P 600 Small Cap Financials Index by at least 100 basis points over a three-year period; and

•	the Company achieves an absolute TSR of greater than a 12% compounded annual growth rate.

2

In addition, the Compensation Committee structured the award with substantial stockholder protections, including:

•	multi-year performance measurement;

•	post-performance vesting extending into the fifth year following the grant;

•	a maximum payout cap of $50 million;

•	projected stock price required to fund the maximum pool would require our stock price to more than double from the price as of December 31, 2025;

•	a share cap designed to limit dilution; and

•	payout solely in equity.

Demonstrated History of Pay-for-Performance Alignment

Walker & Dunlop’s executive compensation program is heavily weighted toward variable and performance-based compensation. As disclosed in the proxy statement, approximately 91% of the CEO’s target compensation and approximately 79% of the other named executive officers’ target compensation is variable and performance-based.

Notably, compensation outcomes for 2025 reflected the Company’s actual performance results:

•	the CEO’s annual cash incentive funded at only 44% of target;

•	annual incentives for other named executive officers funded only slightly above threshold levels on average; and

•	no payouts were earned under the 2023-2025 performance period for our performance units, because performance fell below threshold levels for all applicable metrics.

The Compensation Committee believes these outcomes demonstrate the rigor of the Company’s compensation program and reinforce the direct relationship between pay outcomes and performance achievement.

Enhancements to Align with Stockholder Returns

The Compensation Committee has continued to enhance the Company’s compensation program to further align executive compensation with long-term stockholder returns.

For 2025, the Company expanded the TSR outperformance modifier to all named executive officers. Under this structure, additional payout opportunities are only available if:

•	all core financial goals are achieved at maximum performance levels; and

•	the Company delivers top quartile relative TSR performance versus the S&P MidCap 400 Financials Index.

3

Compensation Governance Best Practices

The Compensation Committee believes the Company maintains strong compensation governance practices, including:

•	robust stock ownership requirements;

•	an SEC- and NYSE-compliant clawback policy;

•	prohibition on hedging and pledging;

•	prohibition on tax gross-ups;

•	prohibition on repricing underwater equity awards without stockholder approval;

•	use of an independent compensation consultant; and

•	caps on annual and long-term incentive compensation opportunities.

The Compensation Committee believes these governance features appropriately support accountability, alignment and long-term stockholder interests.

CONCLUSION

For the foregoing reasons and the reasons set forth in our proxy statement, we urge you to vote “FOR” proposal 3, the approval of our say-on-pay proposal.

We appreciate your time and consideration on this matter and ask for your support of the Board’s recommendation.

Sincerely,

John Rice
Chair, Compensation Committee of the Board of Directors

4